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                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

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                               Lenox Bancorp, Inc.
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                (Name of Registrant as Specified in Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                               LENOX BANCORP, INC.


Chairman Brown Sets the Record Straight
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The shareholders and public have heard and read information from John C. Lame, a company director since 1998, about Lenox Bancorp, Inc., the parent of Lenox Savings Bank. Mr. Lame has cast blame on the majority directors and management for the company's performance, while failing to accept personal responsibility for many of the reasons for the Company's performance since Mr. Lame joined the Board. It is now time to set the record straight.

o Lame has cited various facts that he wants shareholders to consider. Among others, Lame cites poor earnings, but fails to acknowledge his role in the Company's failure to be profitable. The cost to fend off Lame's harmful proposals and attacks on management and directors has been significant. Since Mr. Lame has joined the board, the Company's expenses have more than doubled. Had the Company's expenses remained at 1998 levels, we believe the Company could have reported a profit in 1999 and 2000. Most recently, Lame has promised to sue because we chose to hire a proxy solicitor because of the proxy fight initiated by Mr. Lame.
o Lame has hired a proxy solicitor, and has stated that if he wins, he will have the Company reimburse his expenses. This will take money away from the Company and further impair the ability of the Company to report net income.
o Lame urged Lenox Savings Bank to buy loans from his brother-in-law's mortgage company. Lame not only urged us to buy those loans, but to do so based on interest rates that other Board members questioned. The ultimate effect of Lame urging the Bank to do business with his brother-in-law's company, and being wrong about the direction interest rates would take, materially and negatively impacted earnings.
o The significant decrease in stockholders' equity and liquidity of the Company's stock that has been cited by Lame was primarily due to the substantial stock repurchase program that Lame promoted and approved. The stock repurchase program also had the effect of reducing the Company's return on equity and capital because interest-earning assets were used to fund the stock repurchases.
o Lame sought to have some of his shares purchased by the Company following the completion of the repurchase program, which would have made Lame's asserted negative aspects of the program even worse.
o When Lame was soliciting support for being appointed to the Board in 1998, his written presentation to the Board stated he thought be could refer up to $9.0 million in loans directly to Lenox Savings Bank and thought he could help raise deposits as well. Increased deposits never materialized and no loans were ever directly referred to the Bank by Lame.
o Lame identifies the Supervisory Agreement with the Office of Thrift Supervision as a negative factor. In fact, OTS cited the uncertainty of who controlled the Company caused by Lame's actions as the reason the Supervisory Agreement was required, and specifically demanded Lame be a signatory to that Agreement.
o Lame cites the failure of the Company to pay dividends to shareholders as a negative issue. Lame insisted that we stop paying dividends~ and has informed the Board that he is opposed to paying dividends in the future, regardless of the Company's performance.
Lenox will have its Annual Meeting on May 9, 2001. The agenda for the meeting includes the election of two directors, including the director seat now occupied by Mr. Lame. The Company's Nominating Committee declined to nominate Mr. Lame for another term after considering that Mr. Lame's bank management experience is limited to his tenure with the Company and Bank, Mr. Lame's judgment at times has been poor and has negatively affected the Bank, and our belief that Lame has sought to promote his own interests.

We urge you to consider what we have been doing to improve the performance of the Company's primary asset, the Bank. Notwithstanding the distractions caused by Lame, we restructured the Bank's portfolio to eliminate the loans Lame urged us to purchase, among other things. The effect has been very positive. For the quarter ended March 31, 2001, the Bank reported interest income totaling 1.3 million and net income of $93,000. The Bank's net interest margin is widening, not shrinking. We believe the Bank is well positioned for the future, that its improved performance will improve the Company's performance and urge our shareholders to continue to support management.



                                    /s/ Henry E. Brown, Chairman of the Board